CERTIFICATE OF AMENDMENT
                                 TO THE BYLAWS
                                       OF
                              GENIUS PRODUCTS, INC.


         By resolution of the Board of Directors dated April 20, 2000, pursuant to Article XIII of the Company's Bylaws, Section 1 of Article II of the Bylaws is hereby amended and restated by substituting therefor the following provision:

         SECTION 1. ANNUAL MEETINGS. The annual meeting of the shareholders shall be held at the registered office of the corporation, or at such other place as may be specified or fixed in the notice of such meeting at a time that may be determined by the directors in accordance with the laws of the State of Nevada.

         The amendment to the Company's Bylaws set forth in the resolution dated April 20, 2000 was approved by a majority of the Company's Board of Directors and was duly adopted in accordance with the provisions of the General Corporation Law of Nevada.

         IN WITNESS WHEREOF, this amendment has been adopted as of this 20th day of April, 2000.


                                          /S/ Dorian Lowell
                                          --------------------------------------
                                          Dorian Lowell, President and Secretary